Exhibit 99.1

Genie Energy Announces First Quarter 2026 Results

Newark, NJ – May 14, 2026:   Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the first quarter of 2026.

Michael Stein, Chief Executive Officer of Genie Energy, commented:

Genie's first quarter results were mixed as investments in customer acquisition at GRE and in new business initiatives combined with weakness in retail margins to impact our bottom line despite record quarterly revenue. As a result, we are lowering full year 2026 guidance from $40 to $50 million, to $32.5 to $40 million in Adjusted EBITDA.

At GRE, challenging commodity market conditions in the first two months of the quarter compressed margins before rebounding in March.  We also increased our customer acquisition spend this quarter, reflecting increases in the rate of new customer acquisition and in the cost of acquisition per customer.  At GREW, we ramped up investment in several early-stage growth initiatives and further wrote down our inventory of solar panels.

Despite the tough first quarter, we expect to see significant improvement as we progress through the remainder of the year.  GRE is a resilient business that, by its nature, will have episodes of margin compression like this one but also opportunities for exceptional profitability.

At GREW, all three primary areas of business are in good shape.  Diversegy continues to grow its book of business and generate cash. Genie Solar is on track to be profitable for the remainder of the year and beyond.  And we expect that our key earlier-stage initiatives, collectively, will gradually pivot towards profitability as they gain scale in the coming quarters.

First Quarter 2026 Highlights

(Unless otherwise noted, results are for 1Q26 and are compared to 1Q25).

●	Revenue increased 4.0% to $142.3 million - a record quarterly level for Genie - from $136.8 million;

●	Gross profit decreased 20.2% to $29.8 million from $37.4 million; Gross margin decreased to 20.9% from 27.3%;

●	Income from operations decreased to $1.9 million from $13.5 million;

●	Adjusted EBITDA[1] decreased to $2.8 million from $14.4 million;

●

Net income attributable to Genie common stockholders and income per diluted share (EPS) attributable to Genie common stockholders of $2.8 million and $0.11 compared to $10.4 million and $0.40, respectively;

●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities totaled $199.8 million at March 31, 2026;

●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on or about June 2nd with a record date of May 22nd.

[1]

Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of this non-GAAP metric, as well as reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics

(in millions except for EPS)*	1Q26	1Q25	Change
Total revenue	$142.3	$136.8	4.0%
Genie Retail Energy	$134.8	$132.5	1.7%
Electricity	$99.4	$104.1	(4.5)%
Natural gas	$35.4	$28.4	24.4%
Others	$—	$0.0	(100.0)%
Genie Renewables	$7.5	$4.3	74.2%
Gross profit	$29.8	$37.4	(20.2)%
Gross margin	20.9%	27.3%	(640	) bps
Genie Retail Energy	21.6%	27.1%	(550	) bps
Genie Renewables	9.9%	33.7%	(2,390	) bps
Income from operations	$1.9	$13.5	(86.3)%
Operating margin	1.3%	9.9%	120	bps
Net income from continuing operations	$2.5	$10.2	(75.3)%
Net income attributable to Genie common stockholders	$2.8	$10.4	(73.4)%
Diluted earnings per share	$0.11	$0.40	$(0.29)
Adjusted EBITDA	$2.8	$14.4	(80.4)%
Cash flow (used in) from continuing operating activities	$(6.5)	$13.5	(148.2)%

Segment Highlights

Genie Retail Energy (GRE)

GRE's 1Q26 revenue increased 1.7% to $134.8 million from $132.5 million in 1Q25 primarily reflecting volatility in energy commodity markets resulting in higher energy prices. Income from operations decreased 60.6% to $6.6 million from $16.9 million, and Adjusted EBITDA decreased 59.1% to $7.0 million from $17.1 million.  The decreases primarily reflect increased commodity cost and increased customer acquisition expense compared to 1Q25.

GRE Operational Metrics

(RCEs and Meters in thousands at end of period)*	1Q26	1Q25	Change
RCEs	354	402	(11.7)%
Electricity	273	318	(14.3)%
Natural gas	81	84	(4.3)%
Meters	364	413	(11.8)%
Electricity	272	325	(16.1)%
Natural gas	92	88	4.0%
Gross meter additions during the period	84	61	38.2%
Churn**	5.8%	5.5%	30 bps

*	Numbers may not add due to rounding
**	Excludes the impacts of aggregation deal expirations

Genie Renewables (GREW)

GREW's 1Q26 revenue increased 74.3% to $7.6 million from $4.3 million in 1Q25, driven by sales from Genie Solar's inventory of solar panels as well as by expansion of some of the segment's new initiatives.  GREW's 1Q26 loss from operations increased to $(2.4) million from $(0.9) million in 1Q25 reflecting a write down of the carrying value of the remaining solar panel inventory and increased investment in new business initiatives.

Genie Solar completed and powered up its Lansing, NY community solar project in 4Q25 and expects to complete construction and turn on its remaining pre-operational community solar project in 2Q26.  Genie Solar is expected to be profitable throughout the remainder of 2026.

Balance Sheet Highlights

As of March 31, 2026, Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $199.8 million.

Total assets as of March 31, 2026 were $376.5 million. Liabilities totaled $131.2 million, and working capital (current assets less current liabilities) totaled $188.4 million.

Trended Financial Information*

(in millions except EPS)**	1Q25	2Q25	3Q25	4Q25	1Q26	2024	2025
Total Revenue	$136.8	$105.3	$138.3	$121.6	$142.3	$425.2	$502.0
Genie Retail Energy	$132.5	$99.0	$132.4	$114.6	$134.8	$403.3	$478.5
Electricity	$104.1	$89.9	$126.6	$92.3	$99.4	$350.5	$412.8
Natural gas	$28.4	$9.1	$5.8	$22.4	$35.4	$52.1	$65.7
Others	$0.0	$—	$—	$—	$—	$0.7	$0.0
Genie Renewables	$4.3	$6.3	$6.0	$7.0	$7.5	$21.9	$23.5
Gross Profit	$37.4	$23.5	$30.0	$33.8	$29.8	$138.5	$124.7
Genie Retail Energy	$35.9	$21.3	$27.6	$33.8	$29.1	$132.2	$118.5
Genie Renewables	$1.5	$2.2	$2.5	$0.1	$0.7	$6.3	$6.1
Gross Margin	27.3%	22.3%	21.7%	27.8%	20.9%	32.6%	24.8%
Genie Retail Energy	27.1%	21.5%	20.8%	29.5%	21.6%	32.8%	24.8%
Genie Renewables	33.7%	34.5%	41.3%	1.0%	9.9%	29.0%	26.1%
Income from operations	$13.5	$2.3	$7.4	$4.6	$1.9	$44.9	$27.7
Operating margin	9.9%	2.2%	5.3%	3.8%	1.3%	10.6%	5.5%
Net income attributable to Genie common stockholders	$10.4	$2.3	$6.4	$4.8	$2.8	$35.5	$24.0
Diluted earnings per share	$0.40	$0.09	$0.25	$0.16	$0.11	$1.31	$0.90
Adjusted EBITDA	$14.4	$3.0	$8.2	$6.9	$2.8	$48.5	$32.6

*	Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not add due to rounding

Earnings Announcement and Annual Stockholders Meeting

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following participant access code: 359213.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 53980. The replay will remain available through Thursday, May 28, 2026.  In addition, a recording of the call will be available for playback through the Genie Energy website.

The date of the Genie Energy, Ltd., Annual Meeting of Stockholders has been changed from June 3, 2026 to June 10, 2026 at 2:30 p.m. at Genie's offices at 520 Broad Street, 4th Floor, Newark, New Jersey 07102.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division (GREW) holds Genie’s energy brokerage and advisory business, a portfolio of solar generation assets, and early stage growth initiatives. For more information, visit https://genie.com/

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Bill Ulrey

Investor Relations

Genie Energy, Ltd.

wulrey@genie.com

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$185,876	$203,516
Restricted cash—short-term	8,735	7,936
Marketable equity securities	5,219	409
Trade accounts receivable, net of allowance for credit losses of $8,259 and $7,876 at March 31, 2026 and December 31, 2025, respectively	65,637	70,062
Inventory	12,140	12,370
Prepaid expenses	14,444	10,567
Other current assets	17,265	17,154
Current assets of discontinued operations	1,332	1,419
Total current assets	310,648	323,433
Property and equipment, net	27,075	28,303
Goodwill	13,173	12,978
Other intangibles, net	1,730	1,804
Deferred income tax assets, net	2,309	2,309
Other assets	21,522	20,553
Total assets	$376,457	$389,380
Liabilities and equity
Current liabilities:
Trade accounts payable	$26,427	$41,094
Accrued expenses	54,466	50,782
Income taxes payable	30,401	28,851
Current debt, net	370	2,139
Due to IDT Corporation, net	168	112
Other current liabilities	7,489	10,052
Current liabilities of discontinued operations	2,970	2,996
Total current liabilities	122,291	136,026
Noncurrent debt, net	6,468	6,529
Other liabilities	2,393	2,379
Total liabilities	131,152	144,934
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 0 shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2026 and December 31, 2025	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 29,356 and 29,339 shares issued and 24,826 and 24,847 shares outstanding at March 31, 2026 and December 31, 2025, respectively	293	293
Additional paid-in capital	158,533	157,763
Treasury stock, at cost, consisting of 4,530 and 4,492 shares of Class B common stock at March 31, 2026 and December 31, 2025	(48,791)	(48,274)
Accumulated other comprehensive income	5,032	4,921
Retained earnings	136,942	136,183
Total Genie Energy Ltd. stockholders’ equity	252,025	250,902
Noncontrolling interests:
Noncontrolling interests	(6,720)	(6,034)
Receivable from issuance of equity	—	(422)
Total noncontrolling interests	(6,720)	(6,456)
Total equity	245,305	244,446
Total liabilities and equity	$376,457	$389,380

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2026	2025

Revenues:
Electricity	$99,411	$104,063
Natural gas	35,352	28,409
Other	7,549	4,335
Total revenues	142,312	136,807
Cost of revenues	112,491	99,444
Gross profit	29,821	37,363
Operating expenses:
Selling, general and administrative	27,949	23,887
Income from operations	1,872	13,476
Interest income	1,651	1,981
Interest expense	(124)	(189)
Other income, net	710	162
Income before income taxes	4,109	15,430
Provision for income taxes	(1,585)	(5,212)
Net income from continuing operations	2,524	10,218
Loss from discontinued operations, net of taxes	(10)	(104)
Net income	2,514	10,114
Net loss attributable to noncontrolling interests, net	(264)	(329)
Net income attributable to Genie Energy Ltd. common stockholders	$2,778	$10,443

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$2,788	$10,547
Discontinued operations	(10)	(104)
Net income attributable to Genie Energy Ltd. common stockholders	$2,778	$10,443
Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.11	$0.40
Discontinued operations	—	—
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.11	$0.40
Diluted
Continuing operations	$0.11	$0.40
Discontinued operations	—	—
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.11	$0.40

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,050	26,338
Diluted	26,145	26,612

Dividends declared per common share	$0.075	$0.075

GENIE ENERGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2026	2025

Operating activities
Net income	$2,514	$10,114
Net loss from discontinued operations, net of tax	(10)	(104)
Net income from continuing operations	2,524	10,218
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Stock-based compensation	720	739
Provision for credit losses	485	309
Depreciation and amortization	356	235
Unrealized gain on marketable equity securities and investments and other, net	(635)	(171)
Inventory valuation allowance	939	—
Changes in assets and liabilities:
Trade accounts receivable	3,940	(2,668)
Inventory	1,125	(1,538)
Prepaid expenses	(3,878)	390
Other current assets and other assets	(224)	(209)
Trade accounts payable, accrued expenses and other liabilities	(13,467)	981
Due to IDT Corporation, net	55	1
Income taxes payable	1,550	5,232
Net cash (used in) provided by operating activities of continuing operations	(6,510)	13,519
Net cash (used in) provided by operating activities of discontinued operations	(5)	1,830
Net cash (used in) provided by operating activities	(6,515)	15,349
Investing activities
Capital expenditures	(887)	(1,773)
Purchases of marketable equity securities and other investments	(5,027)	—
Improvements in investment property	(43)	(370)
Proceeds from return of investments	11	50
Net cash used in investing activities	(5,946)	(2,093)
Financing activities
Dividends paid	(2,019)	(2,026)
Repurchases of Class B common stock from employees	(517)	(462)
Payment of debt	(1,839)	—
Repurchases of Class B common stock	—	(1,887)
Net cash used in financing activities	(4,375)	(4,375)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(20)	(80)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(16,856)	8,801
Cash, cash equivalents, and restricted cash (including cash held at discontinued operations) at beginning of period	212,438	201,958
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	195,582	210,759
Less: Cash of discontinued operations at end of period	971	933
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$194,611	$209,826

Reconciliation of Non-GAAP Financial Measures for the First Quarter of 2026

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy discloses Adjusted EBITDA for GRE and on a consolidated basis. Adjusted EBITDA is a non-GAAP financial measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the loss of equity method investees, net.

Management believes that Genie’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie’s competitors. Disclosure of Adjusted EBITDA may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions, and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis and for GRE to its most directly comparable GAAP measure, income from operations.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

(in millions)	1Q25	2Q25	3Q25	4Q25	1Q26	2024	2025
Income from operations	$13.5	$2.3	$7.4	$4.6	$1.9	$44.9	$27.7
Add back
Depreciation and amortization	$0.2	$0.2	$0.3	$0.3	$0.4	$0.9	$1.0
Non-cash compensation	$0.7	$0.6	$0.6	$0.6	$0.7	$2.3	$2.5
Impairment	$0.0	$0.0	$0.0	$1.6	$0.0	$0.2	$1.6
Equity in net loss (income) of equity method investees	$(0.0)	$(0.1)	$(0.0)	$(0.1)	$(0.1)	$0.1	$(0.3)
Adjusted EBITDA	$14.4	$3.0	$8.2	$6.9	$2.8	$48.5	$32.6

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	1Q26	1Q25
Income from operations	$6.6	$16.8
Add back
Depreciation and amortization	$0.1	$0.1
Stock-based compensation	$0.3	$0.3
Equity in the income of equity method investees	$—	$(0.1)
Adjusted EBITDA	$7.0	$17.1

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